Exhibit 99.1

Mercantile Bank Corporation Reports Strong First Quarter 2013 Results

Diluted earnings per share increased 79 percent

Continued asset quality improvement and outlook remains positive

GRAND RAPIDS, Mich., April 16, 2013 – Mercantile Bank Corporation (NASDAQ: MBWM) (“Mercantile”) reported net income attributable to common shares of $4.4 million, or $0.50 per diluted share, for the first quarter of 2013, compared with net income attributable to common shares of $2.6 million, or $0.28 per diluted share, for the prior-year period.

The first quarter was highlighted by:

•	Improved profitability as asset quality continued to improve

•	Nonperforming assets declined 64 percent from a year ago; currently represent 1.4 percent of total assets

•	Level of loans in the 30- to 89-days delinquent category remained very low

•	Net interest margin remained steady and well above historical average level

•	New loan originations of approximately $50 million during the first quarter

•	Announced second quarter cash dividend of $0.11 per common share, or a current yield of 2.6 percent, up from first quarter cash dividend of $0.10 per common share

“Mercantile started 2013 by continuing the performance that marks our company as an industry leader,” said Michael Price, Chairman and CEO of Mercantile. “The positive trends from 2012 have continued, led by improved net income and earnings per share, a stronger balance sheet and momentum in new business development. We feel very confident that our performance is an indicator of the opportunities available to us over the remainder of 2013.”

Operating Results

Total revenue, which consists of net interest income and noninterest income, was $13.3 million during the first quarter of 2013, down $0.5 million or 3.8 percent from the $13.8 million generated during the prior-year first quarter. The decline in total revenue during the 2013 period compared to the 2012 period resulted from decreased net interest income and a slight decline in noninterest income. Net interest income during the first quarter of 2013 was $11.5 million, down $0.4 million or 3.5 percent from the first quarter of 2012, reflecting a 1.2 percent decrease in average earning assets and a 5-basis point decline in the net interest margin versus the prior period. The reduction in average earning assets in the 2013 period compared to the 2012 period primarily resulted from the continuation of management’s strategic initiative to reduce commercial real estate exposure and migrate certain high risk loans out of the loan portfolio. The net interest margin during the first quarter of 2013 was 3.68 percent, down from 3.73 percent during the comparable 2012 period but still well above the historical average level.

Noninterest income during the first quarter of 2013 was $1.8 million, down 5.5 percent from $1.9 million during the prior-year first quarter. The decrease in noninterest income during the 2013 period compared to the respective 2012 period primarily resulted from lower bank owned life insurance income and residential mortgage banking fee income.

Mercantile recorded a negative $1.5 million provision for loan losses during the first quarter of 2013 compared to no provision expense for the first quarter of 2012. The negative provision expense is the result of several factors, including continued progress towards loan recoveries and collections as well as a reduced level of loan-rating downgrades and ongoing loan-rating upgrades as the quality of the loan portfolio continues to improve. Loan recoveries totaled $1.3 million during the first quarter of 2013, while loan charge-offs not specifically reserved for in prior periods amounted to $0.4 million, resulting in a net positive impact of $0.9 million on provision expense. Of the $2.4 million in loans charged-off during the first three months of 2013, $2.0 million, or about 83 percent, represents the elimination of specific reserves that were established through provision expense in earlier periods.

Noninterest expense totaled $8.6 million during the first quarter of 2013, down $1.1 million or 11.1 percent from the prior-year first quarter. Costs associated with the administration and resolution of problem assets, including legal expenses, property tax payments, appraisal costs and write-downs on foreclosed properties, totaled $0.1 million during the first quarter of 2013, down $1.2 million or 89.7 percent from the $1.3 million expensed during the first quarter of 2012. Gains on sales of other real estate, which are netted against nonperforming asset costs, totaled $0.7 million during the first quarter of 2013. The reduction in nonperforming asset costs reflects the continuation of Mercantile’s aggressive approach to managing and resolving problem assets.

Mr. Price continued: “Our first quarter results provide a strong start to 2013, and we believe represent the foundation for another full year of impressive performance for Mercantile. Our improved earnings performance and strengthened capital position have added to our ability to be flexible and opportunistic as we pursue disciplined growth for long-term performance. Our strength is further recognized by our customers and the value Mercantile brings as a partner in their growth.”

Balance Sheet

As of March 31, 2013, total assets were $1.39 billion, down $37.6 million or 2.6 percent from December 31, 2012; total loans declined $18.2 million, or 1.8 percent, to $1.02 billion over the same time period. Compared to March 31, 2012, total assets declined $16.2 million, or 1.2 percent, and total loans declined $28.7 million, or 2.7 percent. Although total loans declined during the first quarter of 2013, continuing relationship building efforts have led to increased lending opportunities, and despite competitive pressures, approximately $50 million in loans to existing and new borrowers were originated during the current quarter.

Commercial-related real estate loans continue to comprise a majority of Mercantile’s loan portfolio, representing approximately 66 percent of total loans as of March 31, 2013. Non-owner occupied commercial real estate (“CRE”) loans, totaling $328 million or 32.0 percent of total loans as of March 31, 2013, increased $8.6 million or 2.7 percent during the last twelve months. Owner-occupied CRE loans, totaling $253 million or 24.7 percent of total loans at the end of the current year first quarter, declined $18.2 million or 6.7 percent since March 31, 2012. Commercial and industrial loans totaled $273 million or 26.7 percent of total loans as of March 31, 2013, up from $260 million or 24.7 percent of total loans as of March 31, 2012.

LOAN COMPOSITION

($000s)	3/31/13	12/31/12	9/30/12	6/30/12	3/31/12

Commercial:
Commercial & Industrial	$272,890	$285,322	$271,814	$277,428	$259,705
Land Development & Construction	45,174	48,099	56,622	58,774	61,262
Owner Occupied CRE	253,089	259,277	276,185	276,361	271,337
Non-Owner Occupied CRE	327,776	324,886	299,356	318,476	319,157
Multi-Family & Residential Rental Properties	50,035	50,922	53,434	56,452	64,991

Total Commercial	948,964	968,506	957,411	987,491	976,452

Retail:
1-4 Family Mortgages	35,735	33,766	38,454	32,622	33,282
Home Equity & Other Consumer Loans	38,257	38,917	39,423	40,883	41,940

Total Retail	73,992	72,683	77,877	73,505	75,222

Total	$1,022,956	$1,041,189	$1,035,288	$1,060,996	$1,051,674

Mercantile has continued its efforts to improve liquidity by growing local deposits and reducing wholesale funding. As of March 31, 2013, total deposits were $1.09 billion, down slightly from March 31, 2012. By comparison, local deposits increased $73.5 million to $860 million over the past year, representing 78.7 percent of total deposits compared to 71.9 percent at March 31, 2012. Growth in local deposits was driven primarily by the introduction of innovative new products, various deposit-gathering initiatives and enhanced advertising and branding campaigns. Local deposits decreased slightly from $865 million at year-end 2012 to $860 million at March 31, 2013, as increased funds garnered from new and certain existing relationships were more than offset by customers’ withdrawing funds for a variety of purposes, including tax and bonus payments.

Wholesale funds were $268 million, or 22.4 percent of total funds, as of March 31, 2013, compared to $305 million, or 24.7 percent of total funds, as of December 31, 2012, and $352 million, or 29.4 percent of total funds, as of March 31, 2012.

Short-term investments, consisting of federal funds sold and interest-bearing bank deposits, averaged $97.0 million during the first quarter of 2013. In addition to its short-term investments, Mercantile had approximately $174 million of borrowing capacity through various established lines of credit to meet potential funding needs, as well as approximately $35 million of unpledged U.S. Government securities as of March 31, 2013.

Asset Quality

Nonperforming assets (“NPAs”) at March 31, 2013 were $18.9 million, or 1.4 percent of total assets, compared to $25.9 million as of December 31, 2012, and $52.2 million as of March 31, 2012 (1.8 percent and 3.7 percent of total assets, respectively). This represents a decline of $7.0 million or 27.1 percent from the end of 2012, and a decline of $33.3 million or 63.8 percent from the year-ago quarter-end.

Robert B. Kaminski, Jr., Mercantile’s Executive Vice President and Chief Operating Officer, noted: “We are very pleased with our multi-year success in improving asset quality and the dramatic decline in nonperforming loans in the first quarter. The actions taken over the past several years reflect our aggressive stance to move troubled assets off our balance sheet. Nonperforming assets now represent 1.4 percent of our total assets and our 30-to 89-day delinquent loans remain very low at $0.2 million. We continue to be grateful to the entire Mercantile team for all their hard work on this initiative, while staying true to our community banking roots, maintaining a steady focus on meeting the needs of our existing customers and driving the growth of new relationships in our market. While the market remains competitive, we are benefiting from our robust sales programs and marketing initiatives and the overall value that Mercantile brings to clients as evidenced by the $50 million in new loans we originated in the first quarter.”

Nonperforming loans (“NPLs”) totaled $12.4 million as of March 31, 2013, down $6.6 million and $26.3 million, respectively, from the linked quarter-end and the year-ago quarter-end, while foreclosed real estate and repossessed assets declined $0.5 million and $7.0 million, respectively, from the linked and year-ago quarter-ends. CRE loans represented 54.3 percent of NPLs, or $6.7 million at March 31, 2013. Investor-owned nonperforming CRE loans accounted for $5.0 million of total CRE nonperforming loans, while owner-occupied CRE nonperforming loans accounted for $1.7 million. Owner-occupied and rental residential NPLs totaled $3.3 million or 26.6 percent of total NPLs as of March 31, 2013.

NONPERFORMING ASSETS

($000s)	3/31/13	12/31/12	9/30/12	6/30/12	3/31/12
Residential Real Estate:
Land Development	$1,370	$2,362	$3,318	$3,946	$3,762
Construction	448	476	645	965	1,242
Owner Occupied / Rental	4,027	4,812	5,426	5,982	6,437

	5,845	7,650	9,389	10,893	11,441
Commercial Real Estate:
Land Development	755	789	1,158	1,174	1,531
Construction	0	0	0	0	403
Owner Occupied	2,708	3,534	6,395	6,850	7,687
Non-Owner Occupied	8,722	13,232	17,613	19,386	28,954

	12,185	17,555	25,166	27,410	38,575
Non-Real Estate:
Commercial Assets	869	734	1,386	1,765	2,144
Consumer Assets	1	1	1	1	14

	870	735	1,387	1,766	2,158

Total	$18,900	$25,940	$35,942	$40,069	$52,174

During the first quarter of 2013, Mercantile added only $0.7 million of NPAs to its problem asset portfolio, while disposing of $7.7 million through a combination of principal payments and asset sales ($5.4 million), loan charge-offs ($2.1 million), and foreclosed asset valuation write-downs ($0.2 million). In total, NPAs decreased by a net $7.0 million during the first quarter of 2013.

NONPERFORMING ASSETS RECONCILIATION

($000s)	1Q 2013	4Q 2012	3Q 2012	2Q 2012	1Q 2012
Beginning balance	$25,940	$35,942	$40,069	$52,174	$60,356
Additions	692	3,691	158	3,306	9,651
Returns to performing status	0	(37)	0	0	(737)
Principal payments	(3,512)	(6,960)	(1,245)	(11,357)	(5,533)
Sale proceeds	(1,887)	(4,858)	(1,190)	(1,586)	(9,282)
Loan charge-offs	(2,116)	(1,202)	(1,003)	(1,337)	(1,691)
Valuation write-downs	(217)	(636)	(847)	(1,131)	(590)

Total	$18,900	$25,940	$35,942	$40,069	$52,174

Net loan charge-offs were $1.1 million during the first quarter of 2013, or an annualized 0.5 percent of average loans, compared with net loan charge-offs of $5.6 million (2.1 percent annualized) for the prior-year first quarter.

NET LOAN CHARGE-OFFS (RECOVERIES)

($000s)	1Q 2013	4Q 2012	3Q 2012	2Q 2012	1Q 2012
Residential Real Estate:
Land Development	$690	$(119)	$77	$(110)	$38
Construction	0	0	0	10	0
Owner Occupied / Rental	479	16	166	50	237

	1,169	(103)	243	(50)	275
Commercial Real Estate:
Land Development	(210)	55	16	(7)	103
Construction	0	0	0	0	0
Owner Occupied	54	515	86	(164)	793
Non-Owner Occupied	61	(112)	1,317	(1,525)	4,341

	(95)	458	1,419	(1,696)	5,237
Non-Real Estate:
Commercial Assets	69	(935)	(148)	(14)	81
Consumer Assets	(1)	(35)	13	14	(4)

	68	(970)	(135)	0	77

Total	$1,142	$(615)	$1,527	$(1,746)	$5,589

Capital Position

Shareholders’ equity totaled $150 million as of March 31, 2013, an increase of $3.1 million from year-end 2012. The Bank remains “well-capitalized” with a total risk-based capital ratio of 15.4 percent as of March 31, 2013, compared to 14.7 percent at December 31, 2012. At March 31, 2013, the Bank had approximately $62.4 million in excess of the 10.0 percent minimum regulatory threshold required to be considered a “well-capitalized” institution. Mercantile reported 8,705,412 total shares outstanding at March 31, 2013.

With the continued strength of Mercantile’s operating performance and capital position, on April 11, 2013, the Board of Directors declared a cash dividend of $0.11 per common share, which is payable in the second quarter of 2013. The $0.11 cash dividend represents an increase of 10 percent from the $0.10 cash dividend paid to common shareholders during the first quarter of 2013 and an increase of 22 percent from the $0.09 cash dividend paid to common shareholders during the fourth quarter of 2012.

Mr. Price concluded: “Mercantile is in a very strong position as we look ahead to the remainder of 2013. We have learned much from our 15-year journey, and have evolved into a stronger and more efficient organization. We view the ongoing recovery in the Michigan economy and the strong relationships we have developed in the communities we serve as tailwinds for our business. We believe these relationships in particular, and the value we provide to our customers, will provide a good pipeline of new business for the second quarter and beyond. Armed with improved financial performance, a stronger capital position and sustained earnings momentum, we are optimistic about our ability to deliver disciplined growth and increasing value to our shareholders.”

About Mercantile Bank Corporation

Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank of Michigan. Founded in 1997 to provide banking services to businesses, individuals and governmental units, the Bank differentiates itself on the basis of service quality and the expertise of its banking staff. Mercantile has seven full-service banking offices in Grand Rapids, Holland and Lansing, Michigan. Mercantile Bank Corporation’s common stock is listed on the NASDAQ Global Select Market under the symbol “MBWM.”

Forward-Looking Statements

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and nontraditional competitors; changes in banking regulation or actions by bank regulators; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; changes in the national and local economies; and other factors, including risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION:

AT MERCANTILE BANK CORPORATION:

Michael Price	Charles Christmas
Chairman & CEO	Chief Financial Officer
616-726-1600	616-726-1202
mprice@mercbank.com	cchristmas@mercbank.com

Mercantile Bank Corporation

First Quarter 2013 Results

MERCANTILE BANK CORPORATION

CONSOLIDATED BALANCE SHEETS

	MARCH 31, 2013	DECEMBER 31, 2012	MARCH 31, 2012
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Cash and due from banks	$14,382,000	$20,302,000	$13,642,000
Interest-bearing deposit balances	10,801,000	10,822,000	10,344,000
Federal funds sold	89,594,000	104,879,000	61,022,000

Total cash and cash equivalents	114,777,000	136,003,000	85,008,000

Securities available for sale	140,013,000	138,314,000	149,981,000
Federal Home Loan Bank stock	11,961,000	11,961,000	11,961,000

Loans	1,022,956,000	1,041,189,000	1,051,674,000
Allowance for loan losses	(26,035,000)	(28,677,000)	(30,943,000)

Loans, net	996,921,000	1,012,512,000	1,020,731,000

Premises and equipment, net	25,665,000	25,919,000	26,467,000
Bank owned life insurance	50,386,000	50,048,000	48,927,000
Accrued interest receivable	3,899,000	3,874,000	4,427,000
Other real estate owned and repossessed assets	6,506,000	6,970,000	13,506,000
Net deferred tax asset	20,482,000	22,015,000	25,105,000
Other assets	14,745,000	15,310,000	15,483,000

Total assets	$1,385,355,000	$1,422,926,000	$1,401,596,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$189,477,000	$190,241,000	$151,617,000
Interest-bearing	903,313,000	944,963,000	941,817,000

Total deposits	1,092,790,000	1,135,204,000	1,093,434,000

Securities sold under agreements to repurchase	68,744,000	64,765,000	57,440,000
Federal Home Loan Bank advances	35,000,000	35,000,000	45,000,000
Subordinated debentures	32,990,000	32,990,000	32,990,000
Other borrowed money	1,525,000	1,444,000	1,414,000
Accrued expenses and other liabilities	4,614,000	6,933,000	4,234,000

Total liabilities	1,235,663,000	1,276,336,000	1,234,512,000

SHAREHOLDERS’ EQUITY
Preferred stock, net of discount	0	0	20,396,000
Common stock	165,353,000	166,074,000	174,010,000
Retained earnings (deficit)	(16,734,000)	(21,134,000)	(30,087,000)
Accumulated other comprehensive income	1,073,000	1,650,000	2,765,000

Total shareholders’ equity	149,692,000	146,590,000	167,084,000

Total liabilities and shareholders’ equity	$1,385,355,000	$1,422,926,000	$1,401,596,000

Mercantile Bank Corporation

First Quarter 2013 Results

MERCANTILE BANK CORPORATION

CONSOLIDATED REPORTS OF INCOME

	THREE MONTHS ENDED March 31, 2013	THREE MONTHS ENDED March 31, 2012
	(Unaudited)	(Unaudited)
INTEREST INCOME
Loans, including fees	$12,846,000	$13,813,000
Investment securities	1,302,000	1,702,000
Federal funds sold	54,000	32,000
Interest-bearing deposit balances	7,000	6,000

Total interest income	14,209,000	15,553,000

INTEREST EXPENSE
Deposits	2,320,000	3,008,000
Short-term borrowings	20,000	49,000
Federal Home Loan Bank advances	118,000	389,000
Other borrowed money	297,000	238,000

Total interest expense	2,755,000	3,684,000

Net interest income	11,454,000	11,869,000

Provision for loan losses	(1,500,000)	0

Net interest income after provision for loan losses	12,954,000	11,869,000

NONINTEREST INCOME
Service charges on accounts	374,000	386,000
Other income	1,453,000	1,548,000

Total noninterest income	1,827,000	1,934,000

NONINTEREST EXPENSE
Salaries and benefits	4,857,000	4,691,000
Occupancy	658,000	678,000
Furniture and equipment	256,000	308,000
Nonperforming asset costs	131,000	1,275,000
FDIC insurance costs	245,000	304,000
Other expense	2,437,000	2,398,000

Total noninterest expense	8,584,000	9,654,000

Income before federal income tax expense	6,197,000	4,149,000

Federal income tax expense	1,797,000	1,269,000

Net income	4,400,000	2,880,000

Preferred stock dividends and accretion	0	328,000

Net income attributable to common shares	$4,400,000	$2,552,000

Basic earnings per share	$0.51	$0.30
Diluted earnings per share	$0.50	$0.28

Average basic shares outstanding	8,705,677	8,605,484
Average diluted shares outstanding	8,718,601	8,991,422

Mercantile Bank Corporation

First Quarter 2013 Results

MERCANTILE BANK CORPORATION

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	Quarterly
(dollars in thousands except per share data)	1st Qtr 2013	4th Qtr 2012	3rd Qtr 2012	2nd Qtr 2012	1st Qtr 2012

EARNINGS
Net interest income	$11,454	11,737	11,584	11,511	11,869
Provision for loan losses	$(1,500)	300	(400)	(3,000)	0
Noninterest income	$1,827	2,063	2,057	1,940	1,934
Noninterest expense	$8,584	9,180	10,185	10,604	9,654
Net income before federal income tax expense	$6,197	4,320	3,856	5,847	4,149
Net income	$4,400	3,049	2,616	3,991	2,880
Net income common shares	$4,400	3,049	2,616	3,288	2,552
Basic earnings per share	$0.51	0.35	0.30	0.38	0.30
Diluted earnings per share	$0.50	0.35	0.30	0.36	0.28
Average basic shares outstanding	8,705,677	8,662,034	8,622,719	8,610,181	8,605,484
Average diluted shares outstanding	8,718,601	8,674,342	8,653,751	9,043,791	8,991,422

PERFORMANCE RATIOS
Return on average assets	1.28%	0.85%	0.75%	0.94%	0.73%
Return on average equity	12.07%	8.27%	7.19%	8.46%	6.14%
Net interest margin (fully tax-equivalent)	3.68%	3.62%	3.67%	3.63%	3.73%
Efficiency ratio	64.63%	66.52%	74.66%	78.83%	69.94%
Full-time equivalent employees	231	232	230	231	225

CAPITAL
Period-ending equity to assets	10.81%	10.30%	10.41%	10.80%	11.92%
Tier 1 leverage capital ratio	12.01%	11.31%	11.40%	11.42%	12.66%
Tier 1 risk-based capital ratio	14.12%	13.37%	13.34%	13.33%	14.87%
Total risk-based capital ratio	15.38%	14.64%	14.61%	14.59%	16.14%
Book value per share	$17.20	16.84	16.74	17.38	16.97
Cash dividend per share	$0.10	0.09	0.00	0.00	0.00

ASSET QUALITY
Gross loan charge-offs	$2,415	1,469	1,891	1,708	7,576
Net loan charge-offs	$1,142	(615)	1,527	(1,746)	5,589
Net loan charge-offs to average loans	0.45%	(0.24%)	0.58%	(0.66%)	2.10%
Allowance for loan losses	$26,035	28,677	27,762	29,689	30,943
Allowance for loan losses to total loans	2.55%	2.75%	2.68%	2.80%	2.94%
Nonperforming loans	$12,394	18,970	24,782	28,524	38,668
Other real estate and repossessed assets	$6,506	6,970	11,160	11,545	13,506
Nonperforming assets to total assets	1.36%	1.82%	2.59%	2.89%	3.72%

END OF PERIOD BALANCES
Loans	$1,022,956	1,041,189	1,035,288	1,060,996	1,051,674
Total earning assets (before allowance)	$1,275,325	1,307,165	1,271,593	1,264,609	1,284,982
Total assets	$1,385,355	1,422,926	1,388,364	1,385,245	1,401,596
Deposits	$1,092,790	1,135,204	1,107,566	1,105,630	1,093,434
Shareholders’ equity	$149,692	146,590	144,558	149,662	167,084

AVERAGE BALANCES
Loans	$1,032,066	1,022,047	1,042,370	1,067,933	1,065,285
Total earning assets (before allowance)	$1,278,824	1,299,623	1,269,836	1,290,066	1,294,380
Total assets	$1,388,900	1,417,621	1,387,519	1,407,400	1,409,953
Deposits	$1,098,996	1,127,706	1,109,817	1,109,160	1,095,147
Shareholders’ equity	$147,783	146,244	144,251	155,931	166,846